Exhibit 99.1

A Message from Cedar Fair President and CEO Richard Zimmerman
SUBJECT:    Coronavirus (COVID-19) Update
DATE:        March 20, 2020
At Cedar Fair, the safety and well-being of our guests and associates are always our top priorities. As we continue to follow regional and national health directives related to COVID-19, we want to provide the latest update regarding park schedules.

Parks temporarily closed:

•Knott’s Berry Farm - Buena Park, California
•California’s Great America - Santa Clara, California
•Carowinds - Charlotte, North Carolina
•Kings Dominion - Doswell, Virginia
•Schlitterbahn Waterpark & Resort - New Braunfels, Texas
•Schlitterbahn Waterpark - Galveston, Texas

Although the situation concerning COVID-19 remains fluid, we hope to reopen all Cedar Fair parks in mid-May, or as soon thereafter as possible, including the following parks:

•Kings Island - Kings Mill, Ohio
•Worlds of Fun - Kansas City, Missouri
•Dorney Park - Allentown, Pennsylvania
•Cedar Point - Sandusky, Ohio
•Canada’s Wonderland - Vaughan, Ohio

Valleyfair and Michigan’s Adventure are expected to open as originally scheduled, or as soon thereafter as possible.

We believe these decisions are in the best interest of our associates, our guests, and our communities.

We will continue to work with our season passholders and guests who have prepaid tickets during the time period of any park closure.

Thanks to our guests and associates for their support and cooperation during this ever-evolving situation. Your loyalty to our family of parks is invaluable. We look forward to seeing you soon.